As filed with the Securities and Exchange Commission on November 30, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MOVADO GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

New York	13-2595932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No., if applicable)

650 FROM ROAD, STE. 375 PARAMUS, NEW JERSEY	07652-3556
(Address of Principal Executive Office)	(Zip Code)

MOVADO GROUP, INC. 1996 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

MOVADO GROUP, INC. AMENDED AND RESTATED DEFERRED COMPENSATION PLAN FOR EXECUTIVES

(Full title of the plan)

MITCHELL C. SUSSIS

GENERAL COUNSEL

MOVADO GROUP, INC.

650 FROM ROAD, STE. 375

PARAMUS, NEW JERSEY 07652-3556

(Name and address of agent for service)

(201) 267-8000

(Telephone number, including area code, of agent for service)

Copy to:

CHRISTODOULOS KAOUTZANIS, ESQ.

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

1285 AVENUE OF THE AMERICAS

NEW YORK, NY 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 11, 2023, the Movado Group, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included a proposal to approve an amendment and restatement of the Company’s 1996 Stock Incentive Plan (the “Stock Plan”), which proposal was approved by the Company’s stockholders on June 22, 2023 (as so amended and restated, the “A&R Stock Plan”). The approval, among others things, increased the shares available for issuance under the A&R Stock Plan from 11,000,000 to 12,000,000.

The Company has prepared this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (“Securities Act”), to register (i) 1,767,904 shares of common stock, par value $0.01 per share (the “Common Stock”) that are reserved for issuance upon exercise of options granted, or in respect of awards granted, under the A&R Stock Plan, and (ii) 250,000 shares of Common Stock and $70,000,000 of Deferred Compensation Obligations pursuant to the Company’s Deferred Compensation Plan for Executives effective June 1, 1995 (the “Deferred Compensation Plan”), as amended and restated effective March 22, 2022 (as so amended and restated, the “A&R DC Plan”).

Contemporaneously with the filing of this Registration Statement on Form S-8, the Company is filing with the Commission post-effective amendments to the following registration statements on Form S-8, thereby deregistering any shares of Common Stock that remain registered on such registration statements and terminating such registration statements:

1.	Registration Statement No. 33-72232 filed with the Commission on November 30, 1993;
2.	Registration Statement No. 333-13927 filed with the Commission on October 11, 1996, registering up to 330,000 shares of Common Stock and $5,400,000 of deferred compensation obligations under the Deferred Compensation Plan;
3.	Registration Statement No. 333-80789 filed with the Commission on June 16, 1999, registering up to 500,000 shares of the Company’s Common Stock, under the Stock Plan;
4.	Registration Statement No. 333-90004 filed with the Commission on June 7, 2002, registering up to 1,500,000 shares of the Company’s Common Stock under the Stock Plan;
5.	Registration Statement No. 333-137573 filed with the Commission on September 25, 2006, registering up to 67,000 shares of the Company’s Common Stock and $14,000,000 of Deferred Compensation Obligations under the Deferred Compensation Plan;
6.	Registration Statement No. 333-181015 filed with the Commission on April 27, 2012, registering up to 6,000,000 shares of the Company’s Common Stock under the Stock Plan;
7.	Registration Statement No. 333-181017 filed with the Commission on April 27, 2012, registering up to 25,000 shares of the Company’s Common Stock and $4,000,000 of Deferred Compensation Obligations under the Deferred Compensation Plan;
8.	Registration Statement No. 333-204480 filed with the Commission on May 27, 2015, registering up to 2,670,000 shares of the Company’s Common Stock under the Stock Plan; and
9.	Registration Statement No. 333-204481 filed with the Commission on May 27, 2015, registering up to 108,000 shares of Common Stock under the Deferred Compensation Plan.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the A&R Stock Plan and the A&R DC Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Company Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated) and any other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to the General Counsel of the Company at the address and telephone number on the cover of this Registration Statement.

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2023, filed with the Commission on March 23, 2023 (the “2023 Form 10-K”);
2.	The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on May 11, 2023, that are incorporated by reference into Part III of the 2023 Form 10-K;
3.	The Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2023, filed with the Commission on May 25, 2023;
4.	The Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2023, filed with the Commission on August 24, 2023;
5.	The Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2023, filed with the Commission on November 30, 2023;
6.	The Company’s Current Report on Form 8-K filed with the Commission on June 23, 2023; and
7.	The description of the Company’s securities, incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended January 31, 2020 filed on March 26, 2020.

In addition, all reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 722(a) of the New York Business Corporation Law (the “NYBCL”) provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such action or proceeding or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 721 of the NYBCL provides that Article 7 of the NYBCL shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the corporation’s certificate of incorporation or by-laws, or, when authorized by the certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made, a party in a derivative action, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by the director or officer in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of a threatened or pending action which is settled or otherwise disposed of, or any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized. Section 722 and Section 723 of the NYBCL contain certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by the corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of Article 7 of the NYBCL, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Financial Services, for a retention amount and for co-insurance.

The Registrant’s Restated Certificate of Incorporation and Restated By-Laws also provide that, to the extent not prohibited by applicable law, the Company will indemnify directors and officers who are made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, including derivative actions, brought because the director or officer is serving as such or is serving in any capacity at the request of the Company for any other entity, against judgments, fines, penalties, amounts paid in settlement and expenses (including attorneys' fees and disbursements), except that no indemnification will be made in respect of judgments adverse to such director or officer that establish that (1) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated; or (2) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

The Restated Certificate of Incorporation and Restated By-Laws provide that the Company shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification the funds necessary for payment of expenses, including, without limitation, attorneys’ fees and disbursements, incurred in connection with any proceeding, in advance of the final disposition thereof, subject to the BCL requirement that the Company receive an undertaking, by or on behalf of such director or officer or other indemnified person, to repay any such amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

The Restated Certificate of Incorporation and Restated By-Laws also provide that the Company shall have the power to purchase and maintain insurance to indemnify (a) itself for any obligation that it incurs as a result of the indemnification of directors and officers under the Restated Certificate of Incorporation and Restated By-Laws or (b) any director or officer in instances in which he or she may be indemnified under the provisions of the Restated Certificate of Incorporation or Restated By-Laws against any liability asserted, whether or not the Company would have the power to indemnify such person against such liability under the laws of the State of New York, subject to the limitations imposed under the BCL.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibits	Description
4.1	Restated Certificate of Incorporation of the Company, as amended, incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended January 31, 2019 filed on March 28, 2019.

4.2	Restated By-Laws of the Company, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 14, 2014.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the Common Stock.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Powers of Attorney (included on signature pages of this Part I).

99.1	Movado Group, Inc. Amended and Restated 1996 Stock Incentive Plan, amended and restated as of April 4, 2023 (incorporated herein by reference to Annex A to the Company’s Definitive Proxy Statement on Schedule 14A filed on May 11, 2023).

99.2	Movado Group, Inc. Amended and Restated Deferred Compensation Plan for Executives, amended and restated as of March 22, 2022 (incorporated herein by reference to Annex A to the Company’s Definitive Proxy Statement on Schedule 14A filed on May 12, 2022).

99.2	Form of Stock Award Agreement under the Movado Group, Inc. 1996 Stock Incentive Plan, effective March 27, 2023 (incorporated by reference from Exhibit 10.1 to the Company’s Form 10-Q, filed on May 25, 2023 (File No. 001-16497)).

99.3	Form of Performance Share Award Agreement under the Movado Group, Inc. 1996 Stock Incentive Plan, effective March 27, 2023 (incorporated by reference from Exhibit 10.2 to the Company’s Form 10-Q, filed on May 25, 2023 (File No. 001-16497)).

107*	Filing Fee Table.

_____________________
* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Movado Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paramus, State of New Jersey on this 30th day of November, 2023.

MOVADO GROUP, INC.

By:	/s/ Mitchell C. Sussis
Name: Mitchell C. Sussi
Title: Senior Vice President General Counsel

Each person whose signature appears below constitutes and appoints Efraim Grinberg, Sallie A. DeMarsilis and Mitchell C. Sussis, and each of them, as his or her attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in his or her name, place and stead, to sign and file the proposed Registration Statement and any and all amendments and exhibits thereto, and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to such securities or such registration, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary to be done in the premises, hereby ratifying and approving the acts of such attorney or any such substitute.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Efraim Grinberg	Chairman of the Board of Directors and	November 30, 2023
Efraim Grinberg	Chief Executive Officer; Director

/s/ Sallie A. DeMarsilis	Executive Vice President, Chief Operating Officer	November 30, 2023
Sallie A. DeMarsilis	and Chief Financial Officer

/s/ Linda Feeney	Senior Vice President, Principal Accounting Officer	November 30, 2023
Linda Feeney

/s/ Peter A. Bridgman	Director	November 30, 2023
Peter A. Bridgman

/s/ Alex Grinberg	Director	November 30, 2023
Alex Grinberg

/s/ Alan H. Howard	Director	November 30, 2023
Alan H. Howard

/s/ Richard D. Isserman	Director	November 30, 2023
Richard D. Isserman

/s/ Ann Kirschner	Director	November 30, 2023
Ann Kirschner

/s/ Maya Peterson	Director	November 30, 2023
Maya Peterson

/s/ Stephen Sadove	Director	November 30, 2023
Stephen Sadove